Exhibit 99.1

June 20, 2023

Greg Maffei to Participate in the Walker Webcast

ENGLEWOOD, Colo.--(BUSINESS WIRE) -- Qurate Retail, Inc. (“Qurate Retail”) (Nasdaq: QRTEA, QRTEB, QRTEP) announced that Greg Maffei, Executive Chairman of Qurate Retail, will be participating in the Walker & Dunlop Walker Webcast on Wednesday, June 21st at 10:30 a.m. M.T. During the webcast, Mr. Maffei may make observations regarding the company's financial performance and outlook, as well as other forward-looking matters.

The webcast will be broadcast live via the Internet. Interested persons can register at the Walker & Dunlop website at https://www.walkerdunlop.com/webcasts/. A replay will also be available on the Walker & Dunlop YouTube page at https://www.youtube.com/@WalkerDunlop after appropriate filings have been made with the SEC.

About Qurate Retail, Inc.

Qurate Retail, Inc. is a Fortune 500 company comprised of six leading retail brands – QVC®, HSN®, Ballard Designs®, Frontgate®, Garnet Hill®, and Grandin Road® (collectively, “Qurate Retail GroupSM”). Qurate Retail Group is the largest player in video commerce (“vCommerce”), which includes video-driven shopping across linear TV, ecommerce sites, digital streaming and social platforms. The retailer reaches more than 200 million homes worldwide via 14 television networks, which are widely available on cable/satellite TV, free over-the-air TV, and digital livestreaming TV. The retailer also reaches millions of customers via its QVC+ and HSN+ streaming experience, websites, mobile apps, social pages, print catalogs, and in-store destinations. Qurate Retail, Inc. also holds various minority interests.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD) is one of the largest commercial real estate finance and advisory services firms in the United States. Their ideas and capital create communities where people live, work, shop, and play. The diversity of their people, breadth of brand and technological capabilities make them one of the most insightful and client-focused firms in the commercial real estate industry.

Qurate Retail, Inc.
Shane Kleinstein, 720-875-5432

Source: Qurate Retail, Inc.